Exhibit 99.1

Franklin Credit Management Corporation
Contact:  Paul Colasono, CFO
(201) 604-4402
pcolasono@franklincredit.com

For Immediate Release

FRANKLIN CREDIT MANAGEMENT ANNOUNCES FURTHER DELAY IN
REPORTING
THIRD QUARTER OPERATING RESULTS

Jersey City, New Jersey, February 5, 2008 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News) today announced a continued delay in the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 (“Q3 2007”) in order to permit the Company to completely reassess its allowance for loan losses.

While the Company previously believed that the reassessment would be complete on or before January 31, 2008, the reassessment and related accountants’ review have not yet been completed.  Franklin Credit currently expects that it will complete the reassessment in time to file its Form 10-Q for Q3 2007 on or before March 31, 2008.  Franklin also currently expects to file its Annual Report on Form 10-K for the year ended December 31, 2007 on or before March 31, 2008.

In its Current Report on Form 8-K filed on November 15, 2007, Franklin Credit announced that it expected the reassessment to result in a substantial increase in the provision for loan losses and, concomitantly, a substantial negative shareholders’ equity as of September 30, 2007.  In its Current Report on Form 8-K filed on January 4, 2008, Franklin Credit announced a reduction of the Company’s indebtedness by approximately $300 million, which should result in the Company recognizing a substantial gain that should restore the Company to positive net worth as of December 31, 2007.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and has generally held for investment the loans acquired and a significant portion of the loans originated. The Company's executive, administrative and operations offices are located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com.  Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, changes in the level of growth in the finance and housing markets, such as slower or negative home price appreciation; (ii) the Company’s relations with the Company’s lenders and such lenders’ willingness to waive any defaults under the Company’s agreements with such lenders; (iii) increases in the delinquency rates of borrowers, (iv) the availability of clients holding sub-prime borrowers for servicing by the Company on a fee paying basis; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; and (viii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.